FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 Washington D.C.
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17 (a) of the Public Utility Holding Company Act of 1935 or Section 30 (f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person
         Chesterman, Patrick J.
         5706 West 128th Street
         Overland Park, KS 66209

2.       Issuer Name and Ticker or Trading Symbol
         Ferrellgas Partners, L.P. (FGP)

3.       IRS or Identification Number of Reporting Person, if an entity
         (Voluntary)


4.       Statement for Month/Day/Year
         March 25, 2003

5.       If Amendment Date of Original (Month/Day/Year)
         N/A

6.       Relationship of Reporting Person to Issuer (Check all applicable)
                   Director
         -------
            X      Officer (Give title below)
         -------
                   10% Owner
         -------
                   Other (specify below)
         -------
         Executive Vice President and Chief Operating Officer

7.       Individual or Joint/Group Filing (Check Applicable)
            X      Form filed by One Reporting Person
         -------
                    Form Filed by More than One Reporting Person
         -------

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security (Instr. 3)
         Common Unit

2.       Transaction Date (Month/Day/Year)
         March 24, 2003

2A.      Deemed Execution Date, if any (Month/Day/Year)
         March 24, 2003

3.       Transaction Code (Instr.8)
            M       Code
         -------
            S       Code
         -------

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
         1,000      Amount
         -------
         A          (A) or (D)
         -------
         $16.80     Price
         -------
         1,000      Amount
         -------
         D          (A) or (D)
         -------
         $20.54     Price
         -------

5. Amount of Securities Beneficially Owned Following Reported Transactions (Instr. 3 and 4)
         200

6.       Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
         D

7.       Nature of Indirect Beneficial Ownership (Instr. 4)
         N/A


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security (Instr. 3)
         Common Unit option (right to buy)

2.       Conversion or Exercise Price of Derivative Security
         $16.80

3.       Transaction Date (Month/Day/Year)
         March 24, 2003

3A.      Deemed Execution Date, if any (Month/Day/Year)
         March 24, 2003

4.       Transaction code (Instr. 8)
           M        Code
         -------
                    V
         -------

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3,4, and 5)
         -------    (A)

         1,000      (D)
         -------

6.       Date Exercisable and Expiration Date (Month/Day/Year)
         10/14/99 Date Exercisable
         10/14/04   Expiration Date

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)
         Common
          unit      Title
         -------
          1,000     Amount or Number of Shares

8.       Price of Derivative Security (Instr. 5)
         $16.80

9. Number of Derivative Securities Beneficially Owned Following Reported Transactions (Instr. 4)
         117,000 (1)

10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)
         (Instr. 4)
         D

11.      Nature of Indirect Beneficial Ownership (Instr.4)
         N/A


(1) Number of Derivative Securities Beneficially Owned Following Reported Transactions consists of:

          o 7,000 options with exercise price of $18.90, of which 7,000 options are vested;

          o 20,000 options with exercise price of $20.19, of which 20,000 options are vested; and

          o 90,000 options with exercise price of $17.90, of which 36,000 options are vested. The remaining 54,000 options will vest ratably in April 2004, April 2005 and April 2006.

/s/ Patrick J. Chesterman                                         March 25, 2003
------------------------------------------                        --------------
Signature of Reporting Person                                     Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.